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                                              NEWS RELEASE
                                              For Immediate Release

                                              Contact: Merilyn H. Herbert
                                              Vice President, Investor Relations
                                              (615) 370-1377



                PROVINCE HEALTHCARE PURCHASE LOUISIANA HOSPITAL


     Brentwood, TN, June 2, 1999 -- Province Healthcare Company (Nasdaq: PRHC) announced today that it has acquired Doctors Hospital of Opelousas in Opelousas, Louisiana from Columbia/HCA Healthcare Corporation.
     The 133-bed hospital reported net revenues of approximately $26.8 million at December 31, 1998. Province purchased the hospital for approximately $18,000,000 plus working capital.
     Martin S. Rash, President and Chief Executive Officer of Province Healthcare, commented, "Doctors Hospital is a full-service, JCAHO accredited facility serving the needs of St. Landry Parish, which has a population of 82,000. Located 25 miles north of Lafayette and 21 miles east of our hospital in Eunice, Louisiana, Doctors Hospital represents a typical Province acquisition."
    Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 13 general acute care hospitals in eight states with a total of 1,013 licensed beds. The Company also provides management services to 52 primarily non-urban hospitals in 19 states and Puerto Rico with a total of 3,726 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615) 370-1377